Exhibit 3.65

Company name, Legal seat Pm·pose ARTICLES OF INCORPORATION of ENSCO Global GmbH ENSCO Global LLC I. General Provisions Under the company name Art.1 ENSCO Global GmbH ENSCO Global LLC a limited liability company ("Company") exists pursuant to Articles 772 et seq. of the Swiss Code of Obligations ("CO") having its registered office in Steinhausen. The duration of the Company is perpetual. The purpose of the Company is to own and/or operate mobile offshore drill ing rigs and associated equipment, materials and supplies for the perform ance of oil and gas well drilling services. The Company may act as part and in the interest of the ENSCO Group and in particular grant guarantees or provide all kind of securities and finance ac tivities to other group companies. The Company may open branch offices and subsidiaries in Switzerland and abroad, It may also acquire participations in other companies in Switzerland and abroad. The Company may acquire, hold, and dispose of real estate. The Company may also engage in any com mercial, financial or other activities which are related to the purpose of the Company.

Articles oflncorporation of ENSCO Global GmbH Stated capital Company shares Company share 1·egister, Assignment II. Capital Art.3 The stated capital of the Company amounts to CHF 20.000 and is divided into 200 company shares with a par value of CHF l 00 each. The stated capi tal is fully paid-in. Art. 4 The Members may obtain evidentiary documents of theil' company shares, issued by the Managing Officers. Art. 5 The Managing Officers shall maintain a company share register in which the names and addresses of the Members, usufructuaries and pledgees shall be entered. The assignment of company shares as well as the obligation to assign shall be in written form. The assignment of company shares requires the approval of the Members' Meeting. The approval may be denied without the indication of reasons. If the company shares are acquired by succession, division of the estate, marital property law, or debt enforcement, all rights and duties attached thereto pass to the acquirer without approval of the Members' Meeting. To exercise the voting right and rights attached thereto, the acquiring person needs to be recognized by the Members' Meeting with voting rights. The Members' Meeting may only deny recognition to the acquiring person, if the Company offers to acquire the company shares at their fair value at the time of the request. The offer may be made for the Company's own account or for the account of other Members or third parties. If the acquiring person does not decline the offer within one month after having knowledge of the real value, the offer is deemed to be accepted. If the Members' Meeting does not decline the application for recognition within six months, recognition is deemed to be accepted. -2-

Articles oflncorporation of ENSCO Global GmbH Powers Meetings ill. Organization A. Members' Meeting Art. 6 The Members' Meeting is the supreme body of the Company. It has the fol lowing inalienable powers: I. to amend the Articles of Incorporation 2. to appoint and remove the Managing Officers; 3. to appoint and remove the Auditors; 4. to approve the annual report and the annual accounts as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends; 5. to determine the remuneration of the Managing Officers; 6. to release the Managing Officers; 7. to approve the assignment of company shares or to recognize a Member as one with voting rights; 8. to authorize the Managing Officers to acquire treasury company shares on behalf of the Company or to approve such an acquisition; 9. to pass resolutions regarding whether the court should be requested to expel a Member for valid reasons; 10. to dissolve the Company; 11. to pass resolutions regarding issues which are reserved to the Members' Meeting by law, or by the Articles of Incorporation, or which are pre sented by the Managing Officers. Art. 7 The ordinaty Members' Meeting shall be held annually within six months after the close of the business year. Extraordinary Members' Meetings shall be called as often as necessary, in particular, in all cases required by law.

Articles of Incorporation of ENSCO Global GmbH Convening, Universal Meeting Extraordinary Members' Meetings shall be convened by the Managing Offi cers within 20 days if Members representing at least ten percent of the stated capital request such meeting in writing, setting forth the items to be dis cussed and the proposals to be decided upon. Art. 8 Members' Meetings shall be convened by the Managing Officers and, ifneed be, by the Auditors. The liquidators are also entitled to convene a Members' Meeting. The convening of the Members' Meeting shall take place in writing or by email to the Members and usufructuaries at least 20 days prior to the day of the meeting. The convening letter shall state the day, time and place of the meeting, the agenda, the proposals of the Managing Officers and the pro posals of the Members who have requested the Members' Meeting or that an item be included on the agenda. Subject to the provisions set forth below concerning the Universal Members' Meeting, no resolutions can be passed regarding matters which have not been announced in this manner, except regarding the proposals of Members to convene an extraordinary Members' Meeting. Proposals regarding items on the agenda and discussions not followed by resolutions do not need to be announced in advance. Resolutions may also be passed in writing unless a Member requests an oral discussion. The Members, usufructuaries or representatives of all the company shares may, if no objection is raised, hold a Members' Meeting without observing the formal requirements for the convening of the Members' Meeting ("Uni versal Members' Meeting"). As long as the Members or representatives of all the company shares are present, all subjects falling within the scope of busi ness of the Members' Meeting may be validly discussed and decided upon at such meeting. -4-

Articles of Incorporation of ENSCO Global GmbH Chair, Minutes Resolutions The annual business repmt and the Auditor's report must be submitted for examination by the Members at the registered office of the Company at least 20 days prior to the __ date of the ordinary Members' Meeting. Reference to such submission and to the Members' right to request the delive1y of these documents to them shall be included in the invitation to the Members' Meet ing. Art, 9 The Members' Meeting shall be chaired by the Chairman of the Managing Officers, or, in his absence, by another Managing Officer, or by another Chairman elected for that day by the Members' Meeting. The Chairman designates a Secretary for the minutes as well as the scruti neers who need not be Members. The Managing Officers are responsible for the keeping of the minutes, which are to be signed by the Chairman and by the Secretaty. Art.10 Each company share entitles to one vote. Each Member may be represented at the Members' Meeting by a third patty who need not be a Member and who is authorized by a written power of at torney. The Members' Meeting shall pass its resolutions and cany out its elections with an absolute majority of the company share votes represented, to the extent that neither the law nor the Articles of Incorporation provide other wise. If an election cannot be completed upon the first ballot, there shall be a sec ond ballot at which the relative majority shall decide. The Chairman shall have no casting vote.

Articles oflncorporation of ENSCO Global GmbH Quorums Election, Organization Elections and votes shall take place openly provided that neither the Chair man nor one of the Members requests a secret ballot. Art. 11 A resolution of the Members' Meeting passed by at least two thirds of the represented company share votes and the absolute majority of the entire stated capital to which the right to vote is attached is required: l. to modify the company purpose; 2. to create company shares with privileged voting rights; 3. to restrict, exclude or facilitate the transferability of company shares; 4. to approve an assignment of company shares or to recognize the ac- quirer as a Member with voting rights; 5. to increase the stated capital; 6. to restrict or withdraw preemptive rights; 7. to motion the court to expel a Member for valid reasons; 8. to transfer the Company domicile; 9. to dissolve the Company; 10. to approve the decisions of the Managing Officers as contemplated un der Article I 4 para 2. B. Management Art, 12 The Company is managed by one or more managing officers ("Managing Officers"). The Managing Officers shall, as a rule, be elected by the ordinary Members' Meeting in each case for a term of office of one year. The term of office of a Managing Officer shall, subject to prior resignation and removal, expire upon the day of the next ordinaiy Members' Meeting. Newly appointed Managing Officers shall complete the term of office of their prede cessors. The Managing Officers may be re-elected without limitation. -6-

Articles of Incorporation of ENSCO Global GmbH

The Managing Officers shall constitute themselves. They appoint their Chairman who shall be an employee of the Member or an affiliate thereof and a Secretary who need not be a Managing Officer.

**Art. 13**

**Ultimate management, Delegation**

The Managing Officers are entrusted with the ultimate management of the Company as well as the supervision of the persons entrusted with the management. They represent the Company towards third parties and attend to all matters which are not delegated to or reserved for another corporate body of the Company by law, the Articles of Incorporation or the regulations.

The Managing Officers may entrust the management and the representation of the Company fully or in part to one or several persons, Managing Officers or third parties who need not be Members of the Company. The Managing Officers shall enact the organizational regulation and arrange for the appropriate contractual relationships.

**Art. 14**

**Duties**

The Managing Officers have the following non-transferable and inalienable duties:

1. to manage the Company and issue the necessary directives;
2. to determine the organization within the framework of the law and the Articles of Incorporation;
3. to organize the accounting, the financial control, as well as the financial planning insofar as this is necessary to manage the Company;
4. to appoint and recall the persons entrusted with the management and representation of the Company and to grant signatory power;
5. to ultimately supervise the persons entrusted with parts of the management, in particular with respect to compliance with the law, Articles of Incorporation, regulations and directives;
6. to prepare the business report (annual accounts, annual report and consolidated annual accounts, if applicable);
7. to prepare the Members' Meeting as well as to implement the Members' resolutions;
8. to notify the court in case of overindebtedness.

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Articles of Incorporation of ENSCO Global GmbH 01·ganization, Minutes Compensation The Managing Officers shall submit the following decisions to the Members' Meeting for approval: I. to acquire or transfer ownership interests in drilling rigs; 2. to charter drilling rigs to or from any unaffiliated third party; 3. to commit the Company to any contracts for the performance of oil or gas well drilling services; 4. to commit the Company to any contracts valued in excess of USD 1 million with any unaffiliated third party; 5. to delegate the management of the Company as contemplated under Article 13. Art, 15 The Chairman calls the meetings of the Managing Officers. Any Managing Officer may, stating the reasons, request the Chairman to immediately call a meeting. The majority of the Managing Officers must be present in order to pass resolutions. No minimal presence is necessary for resolutions requiring the form of a public deed. The resolutions of the Managing Officers are adopted by the majority of votes cast. In the event of equality of votes, the Chairman shall have the cast ing vote. Resolutions may also be adopted by way of unanimous written consent in lieu of a meeting of the Managing Officers, unless a Managing Officer re quests a discussion. Minutes shall be kept of the deliberations and resolutions of the Managing Officers. The minutes shall be signed by the Chairman and the Secretary. Art.16 The Managing Officers are entitled to reimbursement of their expenses in curred in the interest of the Company and to compensation corresponding to their activities, as determined by the Managing Officers, - 8.

Articles of Incorporation of ENSCO Global GmbH Audit Conditions to be fulfilled by the Auditol's C. Auditors • Al't, 17 The Members' Meeting elects an Auditor. The Members' Meeting may waive the election of an auditor if: I. the Company is not subject to an ordinary audit; 2. the Members unanimously approve; 3. the workforce of the Company does not exceed more than ten full-time positions on an annual average. The waiver also applies to the following years. Each Member is however entitled to request the canying out of a limited audit and the election of an auditor at the latest ten days before the Members' Meeting. In this case, the Members' Meeting may only pass the resolutions pursuant to Article 6 cipher 4 once the audit report is available. Al't.18 One or more natural persons or legal entities or partnerships may be elected as the Auditors. The Auditor shall either have its domicile, legal seat or a registered branch in Switzerland. If the Company has several Auditors, at least one of them shall fulfill this condition. If the Company is subject to an ordinary audit, the Members' Meeting shall elect as its auditor a licensed audit expe1t respectively an audit firm under state oversight according to the provisions of the Act on the Licensing and Oversight of Auditors dated December 16, 2005. If the Company is subject to a limited audit, the Members' Meeting shall elect as its auditor a licensed auditor according to the provisions of the Act on the Licensing and Oversight of Auditors dated December 16, 2005. The right to waive the election of the Auditor pursuant to Article 17 is reserved. - 9 -

Articles ofincorporation of ENSCO Global GmbH Annual Accounts Distribution of Profits Dissolution and Liquidation The Auditors shall be independent according to Article 818 in conjunction with Articles 728 or 729 CO. The Auditors are elected for one business year. Their term in office ends with the approval of the last annual accounts. They may be re-elected and may be removed at any time and without notice. IV, Accounting Principles Art.19 The business year begins on January I and ends on December 31, for the first time on December 31, 20 l 0. The annual accounts, consisting of the profit and loss statement, the balance sheet and the annex, shall be drawn up in accordance with the provisions of the Swiss Code of Obligations, in particular Articles 662a et seq. and 958 et seq. CO, and in accordance with generally accepted commercial principles and customary rules in that business area. A1·t. 20 Subject to the legal provisions regarding the distribution of profits, in par ticular Article 798 CO, the profits as shown on the balance sheet may be allocated by the Members' Meeting at its discretion. The dividend may only be determined after the allocations to the legal re serves have been made as required by law. All dividends unclaimed within a period of five years after their due date shall be forfeited to the Company. V. Liquidation Art. 21 The Members' Meeting may at any time resolve to dissolve and liquidate the Company in accordance with the provisions of the law and of the Articles of Incorporation. - 10-

Articles oflncorporation of ENSCO Global GmbH Notices and Publications Zurich, December 8, 2009 The liquidation shall be carried out by the Managing Officers to the extent that the Members' Meeting has not entrusted the same to other persons. The liquidation of the Company shall take place in accordance with Article 826 Par. I and Par. 2 in conjunction with Articles 742 et seq. CO. The liqui dators are authorized to dispose of the assets (including real estate) by way of private contract. Upon satisfaction of all liabilities, the net assets shall be distributed to the Members in proportion to the amounts paid in. VJ. Information Art.22 Notices to the Members shall be communicated in writing or by email to the addresses indicated in the company share register. The publication instrument of the Company is the Swiss Official Gazette of Commerce. <Signature> - 11 -

Official certification We hereby certify that the foregoing wording of the Articles of Incorporation corresponds with the Articles of Incorporation of the last registration into the Commercial Register of the Canton of Zug. Zug, 16 December 2009 COMMERCIAL REGISTER of the Canton of Zug [Signature] [Round rubber stamp: COMMERCIAL REGISTER CANTON OF ZUGJ

.,_. r· ... • · APOSTILLE (Convention de la Haye du 5 Octobre 1981) . , .. ,. 1. land: Schwelzerfsche Eldgenossenschaft, Kanlon Zug Country: Swiss Conrederallon, Canton or Zug Dlese OffenUlche Urkunda / This publlo document 2. Isl unterschrfeben von Monika Alberio has bean signed by Monika Alberio 3. In der Elgenschaft als Sekratlirin actlng·fn Iha capacity of Secretary 4. Sle Isl versohen mil dem Stempel/ Slagel des (der) bears Iha stamp/ seal of Hanrlelsreglster dos Kantons Zug Register of Commerce or the Canton of Zug 5. In / to 6301 Zug 1-7. Dez. 2009 6. Besl!illgl am/ Certified the ...................................................................... . 7. Durch die Slaalskanzlal des Kanlons Zug By Chancery of Stale of the Canton or Zug 0. uoter Nr. / under Nr . ..... :7.~~?i .. -Z.~/.9..J ........................................ . 10. Unterschrill / Signature ........... Y.--=: ... : ..... .... . Herbert Flsche.r